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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-21845

                     WILSHIRE FINANCIAL SERVICES GROUP INC.
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             (Exact name of registrant as specified in its charter)

           1776 S.W. Madison Street, Portland, OR 97205 (503) 223-5600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ X ]           Rule 12h-3(b)(1)(ii)    [ _ ]
Rule 12g-4(a)(1)(ii)   [ _ ]           Rule 12h-3(b)(2)(i)     [ _ ]
Rule 12g-4(a)(2)(i)    [ _ ]           Rule 12h-3(b)(2)(ii)    [ _ ]
Rule 12g-4(a)(2)(ii)   [ _ ]           Rule 15d-6              [ _ ]
Rule 12h-3(b)(1)(i)    [ X ]


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This Certificate and Notice of Termination of Registration relates to the cancellation of the Common Stock, par value $0.01 per share (the "Old Common Stock"), of the Registrant pursuant to the Registrant's plan of reorganization, effective June 10, 1999.

     Approximate number of holders of record of Old Common Stock as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Wilshire Financial Services Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     WILSHIRE FINANCIAL SERVICES GROUP INC.

Date: April 28, 2000                 By:  /s/ Stephen P. Glennon
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                                          Stephen P. Glennon
                                          Chief Executive Officer


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